Exhibit 23.(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S- 3) and related Prospectus of Alliance Pharmaceutical Corp. for the registration of shares of the 1,750,000 shares of common stock and to the incorporation by reference therein of our report dated July 31, 1998 (except for Note 8, as to which the date is August 14, 1998), with respect to the consolidated financial statements of Alliance Pharmaceutical Corp. included in its Annual Report (Form 10-K) for the year ended June 30, 1998, filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP


San Diego, California
September 8, 1998